EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 17th day of September, 2019, by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Sandra Gurrola, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Executive commenced employment with the Company as of November 4, 2009.

B. The Company desires that the Executive continue to be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions set forth in this Agreement, effective as of the date set forth in the first paragraph (the “Effective Date”).

C. The Executive desires to continue employment on the terms and conditions set forth in this Agreement.

D. The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Agreement.

E. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship. Notwithstanding the foregoing, all indemnification agreements, restricted stock agreements, stock option agreements and agreements for equity-based benefits executed prior to the Effective Date shall not be deemed amended or revised by this Agreement, except as expressly amended or revised under the terms of this Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention; Authorization to Work in the United States. Subject to the terms and conditions expressly set forth in this Agreement, the Company does hereby agree to continue the employment of the Executive and the Executive does hereby accept and agree to this engagement and employment. Executive’s employment with the Company is “at-will” and either the Company or Executive may terminate his employment with the Company at any time for any or no reason, subject to the terms and conditions set forth in this Agreement. The period of time during which Executive remains employed by the Company is referred to as the “Period of Employment.”

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1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its Senior Vice-President of Finance and Chief Accounting Officer (the “SVP”) and shall have the powers, duties and obligations of management typically vested in the office of Senior Vice-President of Finance and Chief Accounting Officer of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”) and to the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies). Specifically, the SVP will work closely with the Board, the CEO and senior management to manage administrative, financial and risk management operations of the Company, including the financial and operational strategy and the metrics tied to that strategy, as well as the ongoing monitoring of the controls designed to preserve company assets and report accurate financial results. The Executive will assist in the development of Company policies and objectives in accordance with Board directives to achieve sustainable and cumulative growth over time. The Executive, in conjunction with the CEO, will establish responsibilities and procedures for attaining objectives and reviews of operations and financial statements to evaluate achievement of those objectives. Moreover, the Executive shall be responsible for overseeing all aspects of the Company’s accounting functions, ensuring its financial statements fairly represent the operations of the Company and that such financial statements are prepared in accordance with accounting principles generally accepted in the United States. During the Period of Employment, the Executive shall report to the CEO.

1.3	No Other Employment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Company shall have the right to request the Executive to resign from any board or similar body on which she may then serve if the Board reasonably determines that the Executive’s business related to such service is then in competition or conflicts with any business of the Company or any of its affiliates, successors or assigns. Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of his personal assets.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; and (iii) except as set forth on Exhibit A hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement other than this Agreement and the Confidentiality and Work for Hire Agreement entered into by the Executive as of November 4, 2009 and which is attached hereto as Exhibit B (the “Confidentiality and Work for Hire Agreement”) with any other person or entity.

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1.5	Location. The Executive acknowledges that the Company’s principal executive offices are currently located in Carlsbad, California. The Executive agrees that she will work from the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.	Compensation.

2.1	Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of One Hundred Ninety Thousand Dollars ($190,000).

2.2	Incentive Bonus. Prior to the Effective Date and at all times during the Period of Employment, the Executive was, and shall be, eligible to participate in the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees for fiscal year 2019. The Board and its nominating and corporate governance/compensation committee has determined that as of the Effective Date of this Agreement, the Executive’s Target Payout shall be in the amount of Twenty Percent (20%) of Executive’s Base Salary. Prior to the Effective Date, the Target Payout shall remain Ten Percent (10%) of the Executive’s Base Salary. This incentive payment shall be prorated to account for the increase in the Executive’s Target Payout rate and calculated from the Executive’s base salary compensation as of December 31, 2019.

The Incentive Bonus, if any, will be paid to the Executive within thirty (30) days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date. Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

In lieu of the Incentive Bonus, if the Company’s CEO and CFO and the nominating and corporate governance/compensation committee of the Board agree, the Executive shall instead be eligible to receive a spot bonus in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion.

2.3	Stock Units and Stock Option Grants. Prior to the Effective Date and during Executive’s tenure as an employee of the Company, Company has granted the Executive stock incentive benefits in the form of restricted stock units and stock options pursuant to approved Company incentive plans. Except as set forth in section 2.4 below, nothing in this Agreement shall be deemed to amend or otherwise alter the terms and conditions of any of those incentive plans and related agreements, including but not limited to the Amended 2010 Performance Incentive Plan and any Stock Unit Agreement and Stock Option Agreements entered into between the Company and the Executive.

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2.4	Change in Control Incentive. In the event of a Change in Control (as defined in Section 4.4), and provided that the Executive is employed by the Company through the effective date of the Change in Control, then 100% of the then unvested portion of the stock units grant and of all stock options granted to the Executive prior to the date hereof that are then outstanding will vest and, if applicable, become exercisable as of immediately before such effective date.

3.	Benefits.

3.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

3.2	Reimbursement of Business Expenses. The Company will reimburse Executive for all reasonable business expenses the Executive incurs during the Period of Employment in the course and scope of the Executive’s duties, subject to the Company’s expense reimbursement policies in effect from time to time. Executive will be required to provide substantiation of all of such expenses on Company approved expense report forms in accordance with Company policies. These payments may be made as direct payments of the Executive’s invoices or bills or by reimbursement to the Executive of costs that are incurred. The Executive will be responsible for all income and employment taxes due on such payments; the Company will not provide a gross-up payment to cover such tax liabilities.

3.3	Paid Time Off. During the Period of Employment, the Executive shall be permitted time off in accordance with the Company’s PTO policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.	Termination.

4.1	Termination of Employment. The Executive’s employment by the Company may be terminated either by the Company or by Executive at any time for any or no reason and with or without Cause (in any case, the date that the Executive’s employment with the Company terminates and which constitutes a “separation from service” within the meaning of Section 409A of the Code is referred to as the “Separation Date”).

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4.2	Benefits Upon Termination. If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay Executive (or in the event of her death, the Executive’s estate) any Accrued Obligations (as defined in Section 4.4) within Ten (10) days following the Separation Date;

(b)	In addition to the Accrued Obligations, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, the Company shall: (i) pay the Executive as severance pay an amount equal to six (6) months of the Executive’s Base Salary rate in effect on the Separation Date, which shall be payable in one lump sum; and (ii) provided that the Executive timely elects continued insurance coverage pursuant to COBRA, reimburse the Executive for a period of six (6) months an amount equal to the amount of the COBRA premiums actually paid by the Executive each such month. The first installment of any severance pay payable under this Section 4.2(b) shall commence after the Executive executes the General Release and it has become effective in accordance with its terms and is not revoked.

(c)	Notwithstanding the foregoing provisions of this Section 4.2, if the Executive breaches his obligations under the Confidentiality and Work for Hire Agreement and/or Section 6, 7 or 8 of this Agreement at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 4.2(b).

The foregoing provisions of this Section 4.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in Section 4.2(b), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination of employment.

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4.3	Release; Exclusive Remedy.

(a)	This Section 4.3 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. Notwithstanding any provision in this Agreement to the contrary, as a condition precedent to any Company obligation to the Executive pursuant to Section 4.2(b), or any agreement or obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall (i) upon or promptly following his Separation Date, sign and not revoke a general release agreement in a form prescribed by the Company (the “General Release”), and provided further that such general release agreement is executed and becomes effective no later than forty-five (45) days following the Executive’s Separation Date and (ii) at the Board’s request, provide the Company with a written resignation from the Board and all of its committees. The Company shall have no obligation to make any payment to the Executive pursuant to Section 4.2(b) unless and until the general release agreement contemplated by this Section 4.3 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations and, at the Board’s discretion, the Executive shall have tendered the written resignation from the Board and its committees as contemplated above.

(b)	The Executive agrees that the General Release will include a complete release of all known and unknown claims pursuant to California Civil Code Section 1542 and will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 4.2(b), that the payments contemplated by Section 4.2 shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 4.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

4.4	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid personal time off) on or before the Separation Date; and

(ii)	any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive on or before the Separation Date.

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(b)	As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

(c)	As used herein, “Change in Control” has the meaning given to such term in the NTN Buzztime, Inc. 2010 Performance Incentive Plan.

(d)	As used herein, “Good Reason” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) a change in the location of the Executive’s place of employment or the principal offices of the Company, in each case, as of the Effective Date resulting in an increased commuting distance of more than thirty (30) miles, (ii) a reduction in the amount of the Base Salary by 10% or more, (iii) a reduction in the percentage of the Executive’s target potential Incentive Bonus amount from the percentage in effect for the immediately preceding year or (iv) a change in the Executive’s position with the Company which materially reduces his duties and responsibilities; provided and only if such change, reduction or relocation is effected by the Company without the Executive’s consent. Notwithstanding the foregoing, a termination shall not be for Good Reason unless (A) the Executive provides written notice to the Company of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the circumstance that he believes constitute(s) Good Reason, which notice shall describe such circumstance, (B) the Company does not cure such circumstance within twenty (20) days following its receipt of such notice, and (C) the Executive voluntarily terminates his employment with the Company within thirty (30) days following the end of the twenty (20) day cure period.

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4.5	Limitation on Benefits.

(a)	Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)	A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that she disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

5.	Proprietary Information; Inventions and Developments. The Executive acknowledges having entered into the Confidentiality and Work for Hire Agreement, that she has abided by and not breached, and intends to continue to abide by and not breach, the terms, conditions and restrictions contained in it, and she hereby reaffirms the terms, conditions and restrictions and that as it relates to her, it remains in full force and effect.

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6.	Confidentiality. The Executive hereby agrees that the Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 6 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement. The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company Group.

7.	Protective Covenant. The Executive acknowledges and agrees that should she accept a position of any business or organization where her duties, or those of others who report directly or indirectly to her, include any activities in the fields of electronically simulated trivia, sports games or other interactive experiences (e.g., advertising, single player arcade games), or tableside order and payment in the hospitality industry, which in the reasonable judgment of the Company is, or as a result of the Executive’s engagement or participation would become, directly competitive with any aspect of the business of the Company Group (a “Covered Position”), that such position would inevitably lead to a disclosure of Confidential Information in contravention of Section 6. Accordingly, and without limiting the provisions of Section 6, the Executive agrees that during the Period of Employment, the Executive shall not accept employment in a Covered Position. The Executive expressly acknowledges and agrees that the foregoing restriction is reasonable and necessary in order to protect the Confidential Information of the Company Group.

8.	Anti-Solicitation.

8.1	Business Relationships. The Executive promises and agrees that during the Period of Employment, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Company Group”), either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

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8.2	Executives. The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $50,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

9.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

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14.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.	Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Exhibits contemplated hereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Without limiting the foregoing, the at-will nature of Executive’s employment by the Company may only be modified in a writing approved by the Company’s Board of Directors and executed by both the Company and the Executive.

17.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.	Arbitration. Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Confidentiality and Work for Hire Agreement referred to in Section 5, any Stock Unit Agreement, stock option agreement or any other agreements relating to the grant to Executive of equity-based awards, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in accordance with the provisions set forth on Exhibit C hereto.

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Nothing in this Agreement or the attached Exhibit C shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a California court of competent jurisdiction. Without limiting the foregoing, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Section 6, 7 or 8 of this Agreement or in the Confidentiality and Work for Hire Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 6, 7 or 8 of this Agreement or in the Confidentiality and Work for Hire Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

19.	Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

20.	Notices.

(a)	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i)	if to the Company:

NTN Buzztime, Inc.
1800 Aston Avenue, Suite 100
Carlsbad, CA 92008
Attn:Board of Directors

(ii)	if to the Executive, the to address most recently on file in the payroll records of the Company.

(b)	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

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21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

23.	Code Section 409A.

(a)	It is intended that any amounts payable under this Agreement and the Company’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)	Without limiting the generality of the foregoing, and notwithstanding any provision in this Agreement to the contrary, any payments made from the date of the Executive’s termination of employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code. For purposes of the foregoing, if upon Executive’s separation from service she is then a “specified employee” (within the meaning of Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following Executive’s separation from service, or (ii) ten (10) days after the Company receives notification of Executive’s death. If the Company determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, then the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code. Any payments that are delayed as a result of this Section 23(b) shall be paid without interest.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the first date set forth above.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Allen Wolff
Name:	Allen Wolff
Title:	Interim CEO

“EXECUTIVE”
/s/ Sandra Gurrola
Sandra Gurrola

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EXHIBIT A

CONFIDENTIALITY DISCLOSURE

None.

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EXHIBIT B

NTN BUZZTIME, INC.

CONFIDENTIALITY AND WORK FOR HIRE AGREEMENT

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EXHIBIT C

MUTUAL AGREEMENT TO ARBITRATE

This Mutual Arbitration Agreement (“Arbitration Agreement”) is entered into between NTN Buzztime, Inc. (“the Company”) and Sandra Gurrola, an individual (the “Executive”).

Agreement to Arbitrate Certain Disputes and Claims

Executive and Company agree that they will submit any claim, dispute, and/or controversy relating to or arising from Executive’s employment with Company to final and binding arbitration. Arbitration shall be the exclusive means of resolving the claim, dispute and/or controversy regardless of whether it is based on tort, contract, statute, equity and/or other laws. This shall include, but not be limited to, claims of wrongful termination, discrimination, harassment, conversion, theft of trade secrets, unfair competition, damage to person or property, breach of contract, defamation, violation of any other non-criminal federal, state or other governmental common law, statute, regulation or ordinance. This Arbitration Agreement shall apply to actions initiated by Executive or Company.

Company and Executive understand and agree that arbitration of the disputes and claims covered by this Arbitration Agreement shall be the sole and exclusive mechanism for resolving any and all existing and future disputes or claims arising out of Executive’s recruitment to or employment with the Company or the termination thereof, except as specified below.

Claims Not Subject to Arbitration

Company and Executive further understand and agree that the following disputes and claims are not covered by this Arbitration Agreement and shall therefore be resolved as required by the law then in effect:

●	Executive’s claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance.

●	Either party’s request for temporary injunctive relief prior to resolution of the dispute on its merits in an arbitration proceeding.

●	Any other dispute or claim that has been expressly excluded from arbitration by statute or binding legal precedent.

●	Any claims which, as a matter of law then in effect, cannot be the subject of a mandatory arbitration agreement.

This Arbitration Agreement does not prevent Executive from filing a charge with certain local, state or federal administrative agencies such as the United States Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, or prevent Executive from filing for unemployment insurance or workers’ compensation benefits. Nothing in this Arbitration Agreement limits Executive’s rights, or those of the Company, to seek provisional relief pursuant to California Code of Civil Procedure section 1281.8 or any similar statute of applicable jurisdiction.

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Final and Binding Arbitration; Waiver of Trial Before Court, Jury or Government Agency

Company and Executive understand and agree that the arbitration of disputes and claims under this Arbitration Agreement shall be instead of a trial before a court or jury or a hearing before a government agency. Company and Executive understand and agree that, by signing this Arbitration Agreement, Company and Executive are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any disputes and claims which Company and Executive now have or which Company and Executive may in the future have that are subject to arbitration under this Arbitration Agreement, except as provided in the preceding section.

Arbitration Procedures

Any arbitration held under this Arbitration Agreement shall be conducted before a single neutral arbitrator and shall be administered by the Judicial Arbitration and Mediation Service (“JAMS”) or its successor, unless the parties otherwise stipulate. The party initiating arbitration must provide written notice of the request to arbitrate to the other party and to JAMS within the applicable statute(s) of limitations. Written notice to the Company is to be directed to the Company’s Human Resources Department. The arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), available for review at http://www.jamsadr.com, as those rules are in effect at the time of the arbitration; provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law. The parties shall attempt to jointly select the single neutral arbitrator. If they are unable to reach agreement, the procedures contained in the JAMS Rules shall apply, or JAMS shall appoint the single arbitrator. The parties are entitled to be represented by counsel during the arbitration. To the extent that any of the JAMS Rules or anything in this Arbitration Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

In the event JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”) in accordance with AAA’s employment arbitration rules, available for review at http://www.adr.org, as those rules are in effect at the time of the arbitration, subject to the same terms and conditions as arbitration with JAMS as referenced in the preceding paragraph.

Place of Arbitration

The arbitration shall take place in San Diego County, California, or, at the Executive’s option, in the county in which the Executive works, or last worked, for the Company. The parties may agree to hold the arbitration at any other place mutually agreeable to both of them.

Discovery

The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law.

Written Arbitration Award

In making an award, the Arbitrator shall have the authority to make any finding and determine any remedy congruent with applicable law, including an award of compensatory or punitive damages. In reaching a decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom.

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The Arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The Arbitrator’s award shall be final and binding on both the Company and Executive and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Arbitration Agreement. The Arbitrator’s award shall be subject to correction, confirmation, or vacation, by a competent California court as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration awards. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

Governing Law

Company and Executive understand that this Arbitration Agreement and its validity, construction and performance shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. Any dispute(s) and claim(s) to be arbitrated under this Arbitration Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.

Costs of Arbitration

The Company will bear the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. If the Executive is the party initiating arbitration, he/she will be required to contribute to the administrative costs of the arbitration the same amount which he/she would have paid as a filing fee in order to commence the action in a civil court of law. The Company and Executive shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute specifically authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

Severability

Company and Executive understand and agree that if any term or portion of this Arbitration Agreement shall, for any reason, be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Arbitration Agreement shall not be affected by such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Arbitration Agreement.

Complete Agreement

Company and Executive understand and agree that this Arbitration Agreement and the Employment Agreement to which this agreement is attached contain the complete agreement between the Company and Executive regarding the subjects covered hereby; that it supersedes any and all prior representations and agreements between us, if any. This Arbitration Agreement may be modified only in a writing, expressly referencing this Arbitration Agreement and Executive by full name, and signed by the Chief Executive Officer of the Company. Any such written modification must also expressly state the intention of the parties to modify this Arbitration Agreement.

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Knowing and Voluntary Agreement

The Executive is advised to consult with attorneys of his or her own choosing before signing this Arbitration Agreement, and acknowledges that he or she has had an opportunity to do so. By signing this Arbitration Agreement, Executive agrees that he or she has read this Arbitration Agreement carefully and understand that by signing it, he or she is waiving all rights to a trial or hearing before a court or jury or government agency of any and all disputes and claims regarding Executive’s employment with the Company or the recruitment to or termination thereof (except as otherwise stated herein).

Consideration

The parties’ mutual agreement to arbitrate the claims identified herein, and the Company’s agreement to pay most of the costs associated with the arbitration, provide good and sufficient consideration for the mutual promises to arbitrate.

PLEASE READ CAREFULLY. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY ARE GIVING UP THEIR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE THEIR CASE HEARD BY A JUDGE OR JURY AS TO ANY CLAIMS COVERED BY THIS AGREEMENT TO ARBITRATE.

Date:	September 17, 2019	/s/ Sandra Gurrola
Sandra Gurrola

Date:	September 17, 2019	NTN Buzztime, Inc.

/s/ Allen Wolff
		By:	Allen Wolff
		Title:	Interim CEO

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